Exhibit 99.1

GameStop Reports Fourth Quarter and Fiscal 2020 Results

Achieved 6.5% Increase in Comparable Store Sales During Fourth Quarter, With Global E-Commerce Sales Increasing 175% for the Fourth Quarter and 191% for Fiscal 2020

Expense Reduction Initiatives Drove $409 Million, or 21%, SG&A Improvement in Fiscal 2020

Strengthened the Balance Sheet and Ended Fiscal 2020 With $635 Million in Total Cash, Laying the Foundation for Transformation

Announces the Appointment of Technology Veteran Jenna Owens as New Chief Operating Officer

Grapevine, Texas (March 23, 2021) - GameStop Corp. (NYSE: GME), today reported results for the fourth quarter and fiscal year ended January 30, 2021.

Fourth Quarter Fiscal 2020 Overview
•Comparable store sales increased 6.5%;

•Net sales were $2.122 billion compared to $2.194 billion in the fiscal 2019 fourth quarter, reflecting an operating environment that included a 12% decrease in the store base due to the Company’s strategic de-densification efforts and a reduction of approximately 27% in European store operating days during the quarter as a result of temporary store closures in response to the COVID-19 pandemic;

•Global E-Commerce sales (included in comparable store sales) increased 175% and represented 34% of net sales in the fiscal 2020 fourth quarter versus 12% of net sales in the fiscal 2019 fourth quarter;

•Gross margin was 21.1%, a decline of 610 basis points compared to the fiscal 2019 fourth quarter, reflecting an expected mix shift toward lower margin console sales in response to the launch of generation 9 consoles, increased freight and credit card fees associated with the shift to E-Commerce sales, and a broader promotional stance;

•Selling, general and administrative expenses were $419.1 million, a decline of $92.6 million, or 18%, from $511.7 million in the fiscal 2019 fourth quarter, driven by the Company’s cost optimization initiatives;

•Income tax expense was a benefit of $69.7 million due to a change in the tax status of certain foreign entities, and the impact of the CARES Act, including tax benefits associated with the availability of a five-year carryback period for certain current year tax losses (which compares to income tax expense of $43.8 million in the fiscal 2019 fourth quarter), and;

•Net income was $80.5 million, or $1.19 per diluted share on 67.8 million shares outstanding and included a $1.03 per share tax benefit as described above, as compared to diluted earnings per share of $0.32 in the fiscal 2019 fourth quarter. Adjusted net income was $90.7 million or $1.34 per diluted share, compared to adjusted net income of $83.8 million or $1.27 per diluted share in the prior year fourth quarter.

Fiscal 2020 Overview
•Comparable store sales decreased 9.5%;

•Net sales were $5.090 billion compared to $6.466 billion in fiscal 2019, reflecting an operating environment that included the impact of operating during the wind-down of the seven-year-old prior console cycle, a 12% decrease in the store base due to the Company’s strategic de-densification efforts, which was partially offset by recaptured sales via nearby stores and E-commerce, and a significant reduction in global store operating days as a result of temporary store closures in response to the COVID-19 pandemic at various times throughout the year;

•Global E-Commerce sales (included in comparable stores sales) increased 191% increase for the fiscal year and represented nearly 30% of total net sales;

•Gross margin was 24.7%, a decline of 480 basis points compared to the prior year primarily driven by the expected mix shift toward lower margin console sales in response to the launch of generation 9 consoles, increased freight and credit card fees associated with the shift to E-Commerce sales and a broader promotional stance;

•Selling, general and administrative expenses were $1.514 billion compared to $1.923 billion from the prior year, a reduction of $408.5 million, or 21.2% from the prior fiscal year;

•Income tax in fiscal 2020 was a benefit of $55.3 million driven by a change in the tax status of certain foreign entities and the impact of the CARES Act, including tax benefits associated with the availability of a five-year carryback period for certain current year tax losses, compared to income tax expense of $37.6 million in the prior fiscal year;

•Net loss of ($215.3) million, or ($3.31) per diluted share compared to net loss of ($470.9) million, or ($5.38) per diluted share in the prior fiscal year. Adjusted net loss of ($138.8) million or ($2.14) per diluted share compared to adjusted net income of $19.1 million or $0.22 per diluted share in fiscal 2019, and;

Executed on financial and operational initiatives
◦Delivered a $408.5 million, or a 21.2% reduction in SG&A expense in fiscal 2020 compared to fiscal 2019, primarily driven by continued cost optimization initiatives

◦Strategically de-densified the Company’s store base by closing a net 693 stores in fiscal 2020 while transferring sales to online platforms and neighboring locations;

◦Achieved 30% decrease in inventory at fiscal year-end, leading to annualized inventory turns of 5.9x as compared to 4.4x in the prior year, and a 10% decrease in accounts payable at fiscal year-end as compared to fiscal 2019.

◦Ended fiscal 2020 with $635 million of cash and restricted cash;

◦Reduced overall debt by $57 million, including a $125 million voluntary redemption of the Company’s 6.75% senior notes due 2021;

◦Completed exchange offer and consent solicitation for $216.4 million of unsecured notes;

◦Completed five sale leaseback transactions related to office buildings and the sale of a corporate travel asset, contributing approximately $95.5 million towards total liquidity, and;

◦Completed the wind down of operations in Denmark, Finland, Norway and Sweden.

George Sherman, GameStop’s chief executive officer, said, “I am proud of how our entire organization came together in 2020 to adapt to the challenging pandemic environment, effectively serve our customers’ demand for gaming and entertainment products, and navigate through the year with strong liquidity and a strengthened balance sheet. Our execution led to a profitable fourth quarter that included a 6.5% comparable store sales growth, a 175% increase in global E-Commerce sales and a $92.6 million reduction in SG&A. The past year also saw us take steps to accelerate our de-densification efforts and streamline our store footprint, leverage our retail locations to provide same-day delivery and curbside pickups, and continue to enhance our suite of E-Commerce platforms. We also added important experience to our board by appointing several new directors with backgrounds in corporate finance, E-Commerce and technology and subsequently established a strategy-focused committee to accelerate our transformation.”

“We are off to a strong start in 2021 as February comparable store sales increased 23%, led by continued strength in global hardware sales. As we look ahead, we are excited by the opportunities that are in front of us as we begin prioritizing long-term digital and E-Commerce initiatives while continuing to execute on our core business during this emerging console cycle. Our emphasis in 2021 will be on improving our E-Commerce and customer experience, increasing our speed of delivery, providing superior customer service and expanding our catalogue,” Sherman concluded.

Capital Structure and Liquidity Update
As of January 30, 2021, the Company had $635 million in cash and restricted cash compared to $513.5 million in cash and restricted cash in the prior year. The Company’s outstanding borrowings under its asset-based revolving credit facility were $25 million, which were subsequently repaid as of March 15, 2021.

As of January 30, 2021, the Company had $146.7 million of short-term debt and $216.0 million of long-term debt on its balance sheet. During the fourth quarter, as previously announced on November 10, 2020, the Company announced the voluntary early redemption of $125 million in principal amount of its 6.75% senior notes due 2021, on December 11, 2020. On March 15, 2021, the Company fully redeemed the remaining $73.2 million of its 6.75% senior notes due 2021, reflecting the Company’s strategy to strengthen its balance sheet, improve its debt profile and optimize its capital structure.

As of March 15, 2021, following the pay down of outstanding borrowings under the Company’s asset-based revolving credit facility and the redemption of its 6.75% senior notes due in 2021, the Company had $48.5 million of short-term debt and $216.0 million of long-term debt remaining on its balance sheet.

Corporate Update
During the fiscal 2020 fourth quarter, the Company added three new members – Alan Attal, Ryan Cohen and Jim Grube – to its Board of Directors (the “Board”). The Board subsequently formed a Strategic Planning and Capital Allocation Committee (the “Committee”) to identify initiatives that can further accelerate the Company’s transformation. The Committee is comprised of Mr. Attal, Mr. Cohen, and Kurt Wolf, with Mr. Cohen serving as Chairperson. Since the Committee’s formation in late January 2020, the Company has appointed a Chief Technology Officer and several other executives with experience in E-Commerce, customer care and technology. In March 2021, the Company appointed Jenna Owens as its Chief Operating Officer. Ms. Owens has spent the majority of the past decade in executive roles at Amazon and Google.

The Company is continuing to actively pursue senior talent with E-Commerce, retail and technology experience in order to transform the business over the long-term. In the near-term, the Company is continuing to position its brick-and-mortar footprint and digital assets to capitalize on the emerging console cycle and additional gaming opportunities.

Starting with the first quarter of fiscal 2021, the Company intends to modify its method of communicating its quarterly financial results. These communications will include a press release with the required disclosures and will be accompanied by a presentation to include detailed supplemental financial disclosures, financial statements and other operational highlights, accessible via the Company’s Investor Relations home page at (http://investor.GameStop.com/).

2021 Strategic Initiatives
GameStop is focused on transforming into a customer-obsessed technology company that delights gamers. The Board and management are taking the below steps in fiscal year 2021:

◦Investing in technology capabilities, including by in-sourcing talent and revamping systems, and evaluating next-generation assets;

◦Building a superior customer experience;

◦Expanding product offerings;

◦Modernizing U.S. fulfillment operations to improve speed of delivery and service;

◦Establishing a U.S.-based customer care operation, and;

◦Leveraging the Company’s digital assets, including Game Informer and PowerUp Rewards, to increase market share within the growing online gaming community.

2021 Outlook
During 2021, the Company will focus on its transformation while also capitalizing on the emerging console cycle and navigating the COVID-19 pandemic. The Company is continuing to suspend guidance at this time. Further, as a result of prolonged pandemic related store closures which began in March 2020, which will impact the calculation of comparable store sales this year, the Company does not currently intend to report this metric in fiscal 2021. The Company believes total net sales is the more appropriate metric to evaluate the performance of the business at this time. As the Company continues to reposition during 2021, it will continue to evaluate the metrics that it believes will most effectively inform investors of the Company’s performance, development and outlook.

Webcast and Conference Call Information
A webcast with GameStop management is scheduled for March 23, 2021, at 5:00 p.m. ET to discuss the Company’s financial results and can be accessed on GameStop’s investor relations home page at http://investor.GameStop.com/. The phone number for the call is 877-451-6152 and the confirmation code is 13715567. This webcast will be archived for two months on GameStop’s corporate website.

About GameStop.
GameStop, a Fortune 500 company headquartered in Grapevine, Texas, is a leading specialty retailer offering games and entertainment products through its E-Commerce properties and thousands of stores. Visit www.GameStop.com to explore our products and offerings. Follow @GameStop and @GameStopCorp on Twitter and find us on Facebook at www.facebook.com/GameStop.

Non-GAAP Measures and Other Metrics
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop may use certain non-GAAP measures, such as adjusted SG&A, adjusted operating income (loss), adjusted net income (loss), adjusted diluted earnings (loss) per share, adjusted EBITDA and free cash flow. We believe these non-GAAP financial measures provide useful information to investors in evaluating our core operating performance. Adjusted selling, general and administrative expenses (“Adjusted SG&A”), adjusted operating income (loss), adjusted net income (loss) and adjusted earnings (loss) per share exclude the effect of items such as transformation costs, asset impairments, store closure costs, severance, non-operating tax charges, as well as divestiture costs. Results reported as constant currency exclude the impact of fluctuations in foreign currency exchange rates by converting our local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. Our definition and calculation of non-GAAP financial measures may differ from that of other companies. Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company’s financial position, results of operations or cash flows and should therefore be considered in assessing the Company’s actual and future financial condition and performance. A complete definition of comparable store sales can be found in the Company’s Form 10-K for the fiscal year ended January 30, 2021, being filed on the date of this press release.

Cautionary Statement Regarding Forward-Looking Statements - Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as to the Company’s industry, business strategy, goals and expectations concerning its market position, strategic and transformation initiatives, future operations, margins, profitability, comparable store growth, capital expenditures, liquidity, capital resources, expansion of technology expertise, and other financial and operating information, including expectations as to future operating profit improvement. Such statements include without limitation those about the Company’s expectations for fiscal 2021, future financial and operating results, projections and other statements that are not historical facts. Forward-looking statements are subject to significant risks and uncertainties and actual developments, business decisions, outcomes and results may differ materially from those reflected or described in the forward-looking statements. The following factors, among others, could cause actual developments, business decisions, outcomes and results to differ materially from those reflected or described in the forward-looking statements: macroeconomic pressures, including the effects of the COVID-19 pandemic on consumer spending and the Company’s ability to keep stores open; the impact of the COVID-19 pandemic on the Company’s business and financial results; the economic conditions in the U.S. and certain international markets; the amounts devoted to strategic investments, including in E-Commerce capabilities and other business transformation initiatives, and failure to achieve anticipated profitability increases and benefits from such initiatives within the expected time-frames or at all; the cyclicality of the video game industry; the Company’s dependence on the timely delivery of new and innovative products from its vendors; the impact of technological advances in the video game industry and related changes in consumer behavior on the Company’s sales; the Company’s ability to keep pace with changing industry technology and consumer preferences; decrease in popularity of certain types of video games; the Company’s ability to react to trends in pop culture with regard to its sales of collectibles and dependence on licensed products for a substantial portion of such sales; the competitive nature of the Company’s industry, including competition from mass retailers, E-Commerce businesses, and traditional store-based retailers; the ability and willingness of the Company’s vendors to provide marketing and merchandise support at historical or anticipated levels; the Company’s ability to attract and retain executive officers, including a new chief financial officer, and other key personnel; the Company’s ability to obtain favorable terms from its current and future suppliers and vendors, including those engaged as part of the Company’s shift to E-Commerce sales; the international nature of the Company’s business; foreign currency fluctuations; changes in the Company’s global tax rate; the impact of international crises and trade restrictions and tariffs on the delivery of the Company’s products; the Company’s dependence on sales during the holiday selling season; fluctuations in the Company’s results of operations from quarter to quarter; the Company’s ability to de-densify its global store base; the Company’s ability to renew, terminate or enter into new leases on favorable terms; the adequacy of the Company’s management information systems; the Company’s reliance on centralized facilities for refurbishment of its pre-owned products; the Company’s ability to maintain security of its customer, employee or company information; potential harm to the Company’s reputation, including from cybersecurity breaches; the Company’s ability to maintain effective control over financial reporting; restrictions on the Company’s ability to purchase and sell pre-owned video games; potential future litigation and other legal proceedings; changes in accounting rules and regulations; and the Company’s ability to comply with federal, state, local and international law. Additional factors that could cause results to differ materially from those reflected or described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended January 30, 2021 being filed on the date of this press release and other filings made from time to time with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com. Forward-looking statements contained in this press release speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020
Net sales	$2,122.1	$2,194.1
Cost of sales	1,673.5	1,596.8
Gross profit	448.6	597.3
Selling, general and administrative expenses	419.1	511.7
Goodwill and asset impairments	10.7	10.4
Operating earnings	18.8	75.2
Interest expense, net	8.2	6.5
Earnings from continuing operations before income taxes	10.6	68.7
Income tax (benefit) expense	(69.7)	43.8
Net income from continuing operations	80.3	24.9
Income from discontinued operations, net of tax	0.2	(3.9)
Net income	$80.5	$21.0

Basic earnings (loss) per share:
Continuing operations	$1.23	$0.38
Discontinued operations	—	(0.06)
Basic earnings (loss) per share	$1.23	$0.32

Diluted earnings (loss) per share:
Continuing operations	$1.18	$0.38
Discontinued operations	—	(0.06)
Diluted earnings (loss) per share	$1.19	$0.32

Weighted average common shares outstanding:
Basic	65.2	65.5
Diluted	67.8	65.7

Percentage of Net Sales:
Net sales	100.0%	100.0%
Cost of sales	78.9%	72.8%
Gross profit	21.1%	27.2%
Selling, general and administrative expenses	19.7%	23.3%
Goodwill and asset impairments	0.5%	0.5%
(Gain) on sale of assets	—%	—%
Operating earnings	0.9%	3.4%
Interest expense, net	0.4%	0.3%
Earnings from continuing operations before income taxes	0.5%	3.1%
Income tax (benefit) expense	(3.3)%	2.0%
Net income from continuing operations	3.8%	1.1%
Income from discontinued operations, net of tax	—%	(0.1)%
Net income	3.8%	1.0%

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	52 weeks ended January 30, 2021	52 weeks ended February 1, 2020
Net sales	$5,089.8	$6,466.0
Cost of sales	3,830.3	4,557.3
Gross profit	1,259.5	1,908.7
Selling, general and administrative expenses	1,514.2	1,922.7
Goodwill and asset impairments	15.5	385.6
Gain on sale of assets	(32.4)	—
Operating loss	(237.8)	(399.6)
Interest expense, net	32.1	27.2
Loss from continuing operations before income taxes	(269.9)	(426.8)
Income tax (benefit) expense	(55.3)	37.6
Net loss from continuing operations	(214.6)	(464.4)
Loss from discontinued operations, net of tax	(0.7)	(6.5)
Net loss	$(215.3)	$(470.9)

Basic (loss) per share:
Continuing operations	$(3.30)	$(5.31)
Discontinued operations	(0.01)	(0.08)
Basic loss per share	$(3.31)	$(5.38)

Diluted (loss) per share:
Continuing operations	$(3.30)	$(5.31)
Discontinued operations	(0.01)	(0.08)
Diluted loss per share	$(3.31)	$(5.38)

Dividends per common share	$—	$0.38

Weighted average common shares outstanding:
Basic	65.0	87.5
Diluted	65.0	87.5

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	75.3%	70.5%
Gross profit	24.7%	29.5%
Selling, general and administrative expenses	29.7%	29.8%
Goodwill and asset impairments	0.3%	5.9%
Gain (loss) on sale of assets	(0.6)%	—%
Operating loss	(4.7)%	(6.2)%
Interest expense, net	0.6%	0.4%
Loss from continuing operations before income taxes	(5.3)%	(6.6)%
Income tax (benefit) expense	(1.1)%	0.6%
Net loss from continuing operations	(4.2)%	(7.2)%
Loss from discontinued operations, net of tax	—%	(0.1)%
Net loss	(4.2)%	(7.3)%

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	January 30, 2021	February 1, 2020
Current assets:
Cash and cash equivalents	$508.5	$499.4
Restricted cash	110.0	0.3
Receivables, net	105.3	141.9
Merchandise inventories	602.5	859.7
Prepaid expenses and other current assets	224.9	120.6
Assets held-for-sale	—	11.8
Total current assets	1,551.2	1,633.7
Property and equipment, net	201.2	275.9
Operating lease right-of-use assets	662.1	767.0
Deferred income taxes	—	83.0
Long-term restricted cash	16.5	13.8
Other noncurrent assets	41.6	46.3
Total assets	$2,472.6	$2,819.7

Current liabilities:
Accounts payable	$341.8	$380.8
Accrued liabilities and other current liabilities	626.8	617.5
Current portion of operating lease liabilities	227.4	239.4
Short-term debt, including current portion of long-term debt, net	121.7	—
Borrowings under revolving line of credit	25.0	—
Total current liabilities	1,342.7	1,237.7
Long-term debt, net	216.0	419.8
Operating lease liabilities	456.7	529.3
Other long-term liabilities	20.5	21.4
Total liabilities	2,035.9	2,208.2
Stockholders’ equity	436.7	611.5
Total liabilities and stockholders’ equity	$2,472.6	$2,819.7

GameStop Corp.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	13 weeks ended January 30, 2021	13 weeks ended February 1, 2020
Cash flows from operating activities:
Net income	$80.5	$21.0
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization (including amounts in cost of sales)	19.6	26.1
Goodwill and asset impairments	10.7	10.4
Stock-based compensation expense	1.8	0.8
Deferred income taxes	34.9	73.2
Loss on disposal of property and equipment, net	3.3	—
Loss on divestiture	—	7.8
Other	(1.7)	1.0
Changes in operating assets and liabilities:
Receivables, net	(26.0)	(4.2)
Merchandise inventories	270.8	422.7
Prepaid expenses and other current assets	11.3	14.3
Prepaid income taxes and income taxes payable	(98.7)	(31.7)
Accounts payable and accrued liabilities	(157.5)	(304.4)
Operating lease right-of-use assets and liabilities	17.9	3.4
Changes in other long-term liabilities	(2.1)	(0.1)
Net cash flows used in operating activities	164.8	240.3
Cash flows from investing activities:
Purchase of property and equipment	(27.4)	(17.1)
Proceeds from sale of property and equipment	—	5.2
Proceeds from company-owned life insurance	—	12.0
Proceeds from divestitures	—	(5.2)
Other	1.0	1.1
Net cash flows provided by (used in) investing activities	(26.4)	(4.0)
Cash flows from financing activities:
Repurchase of common shares	—	(21.8)
Repayments of senior notes	(125.0)	—
Settlement of stock-based awards	4.1	(0.2)
Net cash flows provided by (used in) financing activities	(120.9)	(22.0)
Exchange rate effect on cash, cash equivalents and restricted cash	14.9	(5.2)
Increase in cash, cash equivalents and restricted cash	32.4	209.1
Cash, cash equivalents and restricted cash at beginning of period	602.6	304.4
Cash, cash equivalents and restricted cash at end of period	$635.0	$513.5

GameStop Corp.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	52 weeks ended January 30, 2021	52 weeks ended February 1, 2020
Cash flows from operating activities:
Net loss	$(215.3)	$(470.9)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization (including amounts in cost of sales)	80.7	96.2
Goodwill and asset impairments	15.5	385.6
Stock-based compensation expense	7.9	8.9
Deferred income taxes	80.3	61.4
Loss on disposal of property and equipment, net	(27.3)	1.9
Loss on divestiture	—	9.1
Other	0.9	4.1
Changes in operating assets and liabilities:
Receivables, net	39.8	(10.9)
Merchandise inventories	282.4	361.1
Prepaid expenses and other current assets	8.4	3.6
Prepaid income taxes and income taxes payable	(87.0)	(75.9)
Accounts payable and accrued liabilities	(78.6)	(792.8)
Operating lease right-of-use assets and liabilities	19.0	4.1
Changes in other long-term liabilities	(3.0)	—
Net cash flows (used in) provided by operating activities	123.7	(414.5)
Cash flows from investing activities:
Purchase of property and equipment	(60.0)	(78.5)
Proceeds from sale of property and equipment	95.5	—
Proceeds from divestiture	—	5.2
Proceeds from company-owned life insurance	—	12.0
Other	1.4	0.4
Net cash flows (used in) provided by investing activities	36.9	(60.9)
Cash flows from financing activities:
Repayments of senior notes	(130.3)	(404.5)
Repurchase of common shares	—	(198.7)
Proceeds from French term loans	47.1	—
Dividends paid	(0.3)	(40.5)
Borrowings from the revolver	150.0	—
Repayments of revolver borrowings	(125.0)	—
Tax withholdings on share-based awards	3.1	(1.0)
Net cash flows used in financing activities	(55.4)	(644.7)
Exchange rate effect on cash, cash equivalents and restricted cash	16.3	(6.9)
(Decrease) increase in cash, cash equivalents and restricted cash	121.5	(1,127.0)
Cash, cash equivalents and restricted cash at beginning of period	513.5	1,640.5
Cash, cash equivalents and restricted cash at end of period	$635.0	$513.5

GameStop Corp.
Schedule I
Sales Mix
(unaudited)

	13 Weeks Ended January 30, 2021		13 Weeks Ended February 1, 2020
Net Sales (in millions):	Net Sales	Percent of Total	Net Sales	Percent of Total

Hardware and accessories(1)	1,162.7	54.8%	964.8	44.0%
Software(2)	731.2	34.4%	984.3	44.8%
Collectibles	228.2	10.8%	245.0	11.2%
Total	$2,122.1	100.0%	$2,194.1	100.0%

	52 Weeks Ended January 30, 2021		52 Weeks Ended February 1, 2020
Net Sales (in millions):	Net Sales	Percent of Total	Net Sales	Percent of Total

Hardware and accessories(1)	2,530.8	49.7%	2,722.2	42.1%
Software(2)	1,979.1	38.9%	3,006.3	46.5%
Collectibles	579.9	11.4%	737.5	11.4%
Total	$5,089.8	100.0%	$6,466.0	100.0%

(1) Includes sales of new and pre-owned hardware, accessories, hardware bundles in which hardware and digital or physical software are sold together in a single SKU, interactive game figures, strategy guides, mobile and consumer electronics, and the operations of our Simply Mac stores, which were sold in September 2019.
(2) Includes sales of new and pre-owned video game software, digital software and PC entertainment software.

GameStop Corp.
Schedule II
(in millions)
(unaudited)

Non-GAAP results
The following table reconciles the Company's selling, general and administrative expenses ("SG&A"), operating earnings, net income (loss)and earnings (loss) per share as presented in its consolidated statements of operations and prepared in accordance with United States generally accepted accounting principles ("GAAP") to its adjusted SG&A, adjusted operating income (loss), adjusted net income (loss) and adjusted diluted earnings per share. The diluted weighted-average shares outstanding used to calculated adjusted earnings per share may differ from GAAP weighted-average shares outstanding. Under GAAP, basic and diluted weighted-average shares outstanding are the same in periods where there is a net loss. The tax adjustments below for the 13 and 52 weeks ended January 30, 2021 respectively, include provisions for deferred tax valuation allowances and the tax effects of non-GAAP adjustments. The reconciliations below are from continuing operations only.

	13 Weeks Ended January 30, 2021	13 Weeks Ended February 1, 2020	52 Weeks Ended January 30, 2021	52 Weeks Ended February 1, 2020

Adjusted SG&A
SG&A	$419.1	$511.7	$1,514.2	$1,922.7
Transformation costs	0.4	(10.8)	(1.6)	(37.9)
Significant transactions (1)	—	—	(7.5)	—
Divestitures, severance and other	0.2	(12.8)	(7.6)	(38.4)
Adjusted SG&A	$419.7	$488.1	$1,497.5	$1,846.4

	13 Weeks Ended January 30, 2021	13 Weeks Ended February 1, 2020	52 Weeks Ended January 30, 2021	52 Weeks Ended February 1, 2020

Adjusted Operating Income (Loss)
Operating earnings (loss)	$18.8	$75.2	$(237.8)	$(399.6)
Transformation costs	(0.4)	10.8	1.6	37.9
Goodwill and asset impairment	10.7	10.4	15.5	385.6
Significant transactions (2)	—	—	(24.9)	—
Divestitures, severance and other	(0.2)	12.8	7.6	38.4
Adjusted operating income	$28.9	$109.2	$(238.0)	$62.3

	13 Weeks Ended January 30, 2021	13 Weeks Ended February 1, 2020	52 Weeks Ended January 30, 2021	52 Weeks Ended February 1, 2020
Adjusted Net Income (Loss)
Net income (loss)	$80.5	$21.0	$(215.3)	$(470.9)
(Income) loss from discontinued operations	(0.2)	3.9	0.7	6.5
Net income (loss) from continuing operations	80.3	24.9	(214.6)	(464.4)
Transformation costs	(0.4)	10.8	1.6	37.9
Goodwill and asset impairment	10.7	10.4	15.5	385.6
Significant transactions (2)	—	—	(24.9)	—
Divestitures, severance, and other	(0.2)	12.8	7.6	38.4
Tax effect of non-GAAP adjustments	0.3	(6.8)	23.0	(30.9)
Tax valuation allowance	—	31.7	53.0	52.5
Adjusted net income	$90.7	$83.8	$(138.8)	$19.1

Adjusted Earnings (Loss) Per Share
Basic	$1.39	$1.28	$(2.14)	$0.22
Diluted	$1.34	$1.27	$(2.14)	$0.22

Dividend per common share	$—	$—	$—	$0.38

Number of shares used in adjusted calculation
Basic	65.2	65.5	65.0	87.5
Diluted	67.8	65.7	65.0	87.6
(1) Includes transaction costs associated with our debt exchange.
(2) Includes the gain on sale of assets relating to sale-leaseback transactions and transaction costs associated with our debt exchange.

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Reconciliation of Adjusted EBITDA to Net Income (Loss)
Net income (loss)	$80.5	$21.0	$(215.3)	$(470.9)
Income (loss) from discontinued operations, net of tax	(0.2)	3.9	0.7	6.5
Income (loss) from continuing operations	$80.3	$24.9	$(214.6)	$(464.4)
Interest expense, net	8.2	6.5	32.1	27.2
Depreciation and amortization	19.6	26.1	80.7	96.2
Income tax (benefit) expense	(69.7)	43.8	(55.3)	37.6
EBITDA	$38.4	$101.3	$(157.1)	$(303.4)
Stock-based compensation	1.8	0.9	7.9	8.3
Transformation costs	(0.4)	10.8	1.6	37.9
Goodwill and asset impairments	10.7	10.4	15.5	385.6
Significant transactions(1)	—	—	(24.9)	—
Divestitures, severance and other	(0.2)	12.8	7.6	38.4
Adjusted EBITDA	$50.3	$136.2	$(149.4)	$166.8

(1) Includes the gain on sale of assets relating to sale-leaseback transactions and transaction costs associated with our debt exchange.

GameStop Corp.
(in millions)
(unaudited)

Non-GAAP results
The following table reconciles the Company's cash flows provided by operating activities as presented in its unaudited Consolidated Statements of Cash Flows and prepared in accordance with GAAP to its free cash flow and adjusted free cash flow.

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net cash flows used in operating activities	$164.8	$240.3	$123.7	$(414.5)
Purchase of property and equipment	(27.4)	(17.1)	(60.0)	(78.5)
Free cash flow	$137.4	$223.2	$63.7	$(493.0)

Non-GAAP Measures and Other Metrics
Adjusted EBITDA, adjusted selling, general and administrative expense, adjusted operating income and adjusted net income are supplemental financial measures of the Company’s performance that are not required by, or presented in accordance with, GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations.

We define Adjusted EBITDA as net income (loss) before income taxes, plus interest expense, net and depreciation and amortization, excluding stock-based compensation, transformation costs, business divestitures, asset impairments, severance and other non-cash charges. Net income (loss) is the GAAP financial measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measures should not be considered as an alternative to the most directly comparable GAAP financial measure. Furthermore, non-GAAP financial measures have limitations as an analytical tool because they exclude some but not all items that affect the most directly comparable GAAP financial measures. Some of these limitations include:

•certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure;
•Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

We compensate for the limitations of adjusted EBITDA, adjusted selling, general and administrative expense, adjusted operating income and adjusted net income as analytical tools by reviewing the comparable GAAP financial measure, understanding the differences between the GAAP and non-GAAP financial measures and incorporating these data points into our decision-making process. Adjusted EBITDA, adjusted selling, general and administrative expense, adjusted operating income and adjusted net income is provided in addition to, and not as an alternative to, the Company’s financial results prepared in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because adjusted EBITDA, adjusted selling, general and administrative expense, adjusted operating income and adjusted net income may be defined and determined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Contact
GameStop Corp. Investor Relations
(817) 424-2001
investorrelations@gamestop.com